Exhibit 28(p)(i)

DUPREE MUTUAL FUNDS

CODE OF ETHICS

1.	Statement of General Fiduciary Principles

This Code of Ethics is based on the principles that (i) Access Persons (as such term is hereinafter defined) owe a fiduciary duty to, among others, the shareholders of Dupree Mutual Funds (the “Trust”) to conduct their personal transactions in Covered Securities in a manner which neither interferes with the Trust’s portfolio transactions nor otherwise takes unfair or inappropriate advantage of an Access Person’s relationship to the Trust; (ii) in complying with this fiduciary duty, Access Persons owe shareholders the highest duty of trust and fair dealing; and (iii) Access Persons must, in all instances, place the interests of the shareholders of the Trust ahead of the Access Person’s own personal interests or the interests of others. For example, an Access Person who purchases a Covered Security for a personal account and fails to recommend that Covered Security to, or purchase that Covered Security for, a Fund eligible to make such an investment may be in violation of this Code.

Access Persons must adhere to these general fiduciary principles and comply with the specific provisions of this Code of Ethics (“Code”). Technical compliance with the terms of this Code will not automatically insulate an Access Person from scrutiny in instances where the personal transactions in a Covered Security undertaken by such Access Person show a pattern of abuse of such Access Person’s fiduciary duty to the Fund and its shareholders or a failure to adhere to these general fiduciary principles.

This Code has been adopted pursuant to the requirements of Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”). The purpose of Rule 17j-1 and this Code is to prevent and prohibit any act to defraud investors in the Trust, which currently consists of ten separate investment series (each a “Fund”, or collectively, the “Funds”):

Alabama Tax-Free Income Series

Kentucky Tax-Free Income Series

Kentucky Tax-Free Short-to-Medium Series

Mississippi Tax-Free Income Series

North Carolina Tax-Free Income Series

North Carolina Tax-Free Short-to-Medium Series

Tennessee Tax-Free Income Series

Tennessee Tax-Free Short-to-Medium Series

Intermediate Government Bond Series

Taxable Municipal Bond Series

but also will include any series which may be added in the future, and to guard against potential conflict of interest. This Code is designed to ensure that any officer, trustee or employee of the adviser, Dupree & Company, Inc. (“Dupree”) shall comply with all federal securities laws and rules and regulations.

2.	Definitions

For purposes of compliance with the Code, an “Access Person,” “Advisory Person” or “Investment Personnel” of the Trust is not required to comply with the provisions of this Code if such person is separately subject to, and complies with, a code of ethics of the Fund’s adviser, subadviser, principal underwriter or contractual service provider that has adopted a written code of ethics containing provisions reasonably designed to prevent such person from engaging in any conduct prohibited by Rule 17j-1 under the 1940 Act and requiring such person to comply with reporting, preapproval and recordkeeping provisions of such rule. Each such code must also be approved by the Fund’s Board of Trustees (the “Board”) consistent with the requirements set forth in Rule 17j-1(c)(1)(ii).

A.	An “Access Person” means: any trustee, officer, general partner, or Advisory Person of the Trust or of the investment adviser of the Trust.

B.

An “Advisory Person” means: (i) any director, officer, general partner or employee of either the Fund or the investment adviser of the Fund or of any company in a control relationship to the Fund or the investment adviser of the Fund, who, in connection with his or her regular functions or duties, makes, participates in, or normally obtains information regarding, the purchase or sale of a Covered Security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Trust or the investment adviser of the Trust who normally obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

C.	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

D.	“Purchase or sale of a Covered Security” includes, among other things, the writing of options to buy or sell a Covered Security.

E.

“Covered Security” means a security as defined in Section 2(a)(36) of the 1940 Act, except that it does not include direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and shares issued by registered open-end investment companies (other than shares of the Dupree Mutual Funds and shares issued by exchange traded funds). Covered Security includes any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege in any security, certificate of deposit, or group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or gift to subscribe to or purchase, any of the foregoing.

F.

For purposes of this Code, “Covered Security” includes all securities defined above owned by any access person or member of his/her family residing within his/her household or owned or controlled by any other person or entity over which any access person exercises control or shared control.

G.

“Security held or to be acquired” means any security as defined in this rule which, within the most recent 15 days, (i) is or has been held by the Trust, or (ii) is being or has been considered by the Trust or its investment adviser for purchase by the Trust. A Covered Security is “being considered for purchase or sale” when a recommendation to purchase or sell a Covered Security has been made and communicated by the investment adviser of the Fund and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

3.	Conduct Prohibited

It shall be a violation of this Code for any access person in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by the Trust to:

A.	employ any device, scheme or artifice to defraud the Trust.
B.

make to the Trust any untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

C.	engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon the Trust; or
D.	engage in any manipulative practice with respect to the Trust.

Prior approval of any transaction by the Trust’s Chief Compliance Officer or the Board of Trustees shall be an indication that the transaction was undertaken in good faith and without any intent to defraud the Trust or its shareholders.

4.	Prohibited Transactions and Activities

A.

No Access Person, other than a Disinterested Trustee, shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, a direct or indirect beneficial ownership interest and which he or she knows, or should have known, at the time of such purchase or sale:

(i)	is being considered for purchase or sale by the Fund; or

(ii)	is being purchased or sold by the Fund.

B.

Inducing or causing the Fund to take action or to fail to take action, for the purpose of achieving a personal benefit, rather than for the benefit of the Fund, is a violation of this Code. Examples of this would include causing the Fund to purchase a Covered Security owned by the Access Person for the purpose of supporting or driving up the price of the Covered Security, and causing the Fund to refrain from selling a Covered Security in an attempt to protect the value of the Access Person’s investment, such as an outstanding option.

C.

Using knowledge of the portfolio transactions of the Fund to profit by the market effect of such transactions is a violation of this Code. One test which will be applied in determining whether this prohibition has been violated will be to review the Covered Securities transactions of Access Persons for patterns. However, it is important to note that a violation could result from a single transaction if the circumstances warranted a finding that the provisions of Section 1 of this Code have been violated.

D.

All Access Persons are prohibited from executing a personal transaction in any Covered Security on a day during which any portfolio of the Fund has a pending “buy” or “sell” order for that Covered Security, until such order is either executed or withdrawn. Fund Portfolio Managers are prohibited from purchasing or selling any Covered Security within seven (7) calendar days before and after the Fund purchases or sells the same Covered Security. If a transaction is undertaken in violation of this prohibition, it will either be required to be unwound, or the profits realized on such transaction within the proscribed periods (either while the Fund has an open order, or within the 7-day blackout period) will be required to be disgorged to an entity specified by the designated officer of the investment adviser of the Fund or his or her designee, and the Access Person may be subject to disciplinary action.

E.

Pursuant to Section 17(e)(1) of the 1940 Act and the SEC’s IM Guidance Update (No. 2015-01, February 2015), the Trust forbids any officer, trustee or employee of the adviser from accepting any cash compensation, concession, fee or commission from anyone other than the Trust or the Adviser. Trustees, officers, and employees of the adviser are strictly prohibited from accepting tickets to any concerts, plays, movies, sporting events or similar type social outings from any broker dealers and/or investment advisers that the fund conducts business with. This prohibition against receiving any gifts and/or entertainment is meant to be a “zero tolerance” policy. If any Trustee, officer, or employee of the adviser receives any compensation from any third party in violation of this Code, they shall immediately report it to the Trust’s Chairman and Chief Compliance Officer who shall be responsible for returning the gift and taking further disciplinary action as warranted.

5.	Procedures for Enforcement

A.

Any person [holding securities in the Trust] who believes a violation of this Code has been or is about to be committed shall be provided an opportunity to present such facts in his or her possession to the Board of Trustees.

B.	The complaint shall be sworn and such documents shall be submitted to the Board of Trustees.
C.

One or more members of the Board of Trustees, except those who are themselves the subject of the inquiry, shall be designated as a board of inquiry to a) determine the facts of the complaint; b) investigate the merits of the complaint; and c) issue findings of fact regarding the occurrence or non-occurrence of any violation.

D.

In the event of a finding by the board of inquiry of a violation of this Code, the full Board of Trustees except those access persons or advisory persons who are found to be in violation, shall have the power to:

1.	immediately terminate any investment advisory contract by any investment adviser in violation of this code;
2.	require immediate filing of the required reports(s);
3.

require immediate divestiture of any security acquired as a result of insider information and the transfer to the Trust of any profits acquired thereby; or any loss incurred to be held as a liability by the person responsible for the violation;

4.	require the return to the Trust of any profits acquired as a result of any sale made to it in violation of this Code;
5.	require the termination of employment for cause of any access person found to be in violation of this Code; and
6.	Initiate any legal proceedings necessary to redress the violation discovered.

E.

Inquiries regarding this Code and its application should be directed to the Trust’s Legal Counsel or Chief Compliance Officer. Any violations or suspected violations of this Code shall be reported immediately to the Trust’s Legal Counsel or Chief Compliance Officer or any member of the Board of Trustees. No adverse disciplinary action shall be taken against any access person for reporting such violations.

6.	Reports Required

A.

Every access person (except Independent Trustees as provided in 6.E below) must report to the Trust transactions in any Covered Securities in which that person has or acquires direct or indirect beneficial interest in the security. Such report may contain a statement that the report shall not be construed as an admission that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

B.	An initial holdings report shall be filed with the Secretary of the Trust no later than ten (10) days after the person becomes an access person. The report shall contain:
1)	The name of the access person
2)	The title, number of shares and principal amount of each Covered Security in which the access person had any direct or indirect beneficial ownership when the person became an access person; however, only the title of the security need be provided, unless otherwise required, for securities other than shares of Dupree Mutual Funds, any other investment company investing in municipal securities, or municipal securities.

3)

The name of any broker, dealer or bank with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person as of the date the person became an access person; and

4)	The date that the report is submitted by the access person.

C.

A quarterly transaction report shall be filed with the Secretary of the Trust no later than thirty (30) days after the end of the calendar quarter in which the transaction to which the reports relate occurs. The report shall contain:

1)	The name of the access person;
2)

The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved; however, only the title of the security need be provided, unless otherwise required, for securities other than shares of Dupree Mutual Funds, any other investment company investing in municipal securities or municipal securities.

3)

The nature of the transaction, i.e., purchase or sale or any other type of acquisition or disposition; however, this information need not be provided, unless otherwise required, for securities other than shares of Dupree Mutual Funds, any other investment company investing in municipal securities or municipal securities.

4)

The price of the Covered Security at which the transaction was effected; however, only the title of the security need be provided, unless otherwise required, for securities other than shares of Dupree Mutual Funds, any other Investment Company investing in municipal securities or municipal securities.

5)	The name of the broker, dealer, or bank through which such transaction was effected; and
6)	The date that the report is submitted by the access person.
7)	With respect to any account established by the access person in which any securities were held during the quarter for the direct or indirect benefit of the access person:
a.	The name of the broker, dealer or bank with whom the access person established the account;
b.	The date the account was established; and
c.	The date that the report is submitted by the access person.

D.

An annual holdings report shall be filed with the Secretary of the Trust no later than 30 days following the close of the calendar year, which report shall be current as of a date no more than thirty (30) days before the report is submitted. The report shall contain:

1)

title, number of shares and principal amount of each covered security in which the access person had any direct or indirect beneficial ownership; however, this information need not be provided, unless otherwise required, for securities other than shares of Dupree Mutual Funds, any other investment company investing in municipal securities or municipal securities; and

2)	The name of any broker, dealer or bank with whom the access person maintains an account in which any securities are held for the direct or indirect benefit of the access person; and
3)	The date that the report is submitted by the access person.

E.	The reports shall not be required if:
1)	The person does not have any direct or indirect influence over the account; or
2)

The person is not an “interested person” of a registered investment company within the meaning of Section 2(a)(19) of the 1940 Act and would be required to make the report solely by reason of being a trustee of the Trust. If, however, such trustee knew or in the ordinary course of fulfilling the responsibilities of a trustee, should have known that during the fifteen (15) day period immediately before or after the date of the transaction by the trustee the security is or was purchased or sold by the Trust or was considered for purchase or sale by the Trust or its investment advisor this exception shall not apply, and a report shall be filed.

3)

The principal underwriter as to which such person is an access person (i) is not an affiliated person to the Trust or any investment adviser of the Trust and (ii) has no officers, trustee or general partners of the Trust or its investment adviser; or

4)	A report made to an investment adviser would duplicate other information recorded pursuant to Rule 204-2(a) of the Investment Advisers Act of 1940.

7.	Listing of Access Person; Notice Required

The Trust shall identify and require its investment adviser to identify to it all access persons who are required to make the reports required in Section 6. Such persons shall be informed by letter of their duty to make such reports, the date and place of such filing, and shall be provided with appropriate forms for the report.

8.	Records Maintained

A.	The Trust will maintain the following records at its offices:
1)	A copy of this Code or any subsequent amendments to the Code.
2)	A record of any violation of this Code and any action taken as a result of such violation.
3)	A copy of each report made pursuant to Section 6 above.
4)	A list of all persons who are, or within the past five (5) years have been, required to make such reports.
B.	These records shall be maintained for a period of five (5) years.
C.	These records shall be kept in an easily accessible place and shall be available to the Securities and Exchange Commission or its representative at reasonable times for inspection and examination.
D.

Each Access Person shall acknowledge this Code of Ethics and his or her duties hereunder. This acknowledgment shall be made in writing at the time of employment or election and at least annually thereafter.

Adopted:	October 30, 1996

Amended:	March 7, 2000, May 28, 2003, May 6, 2008, October 22, 2008, May 5, 2009, October 18, 2011, October 23, 2012, March 6, 2017, May 17, 2017 and May 8, 2018

ACKNOWLEDGEMENT

OF

DUTIES

I, the undersigned, being an Access Person of Dupree Mutual Funds, understand that on the 30th day of October, 1996, the Board of Trustees of Dupree Mutual Funds adopted a Code of Ethics, which Code was readopted and amended March 7, 2000, May 28, 2003, May 6, 2008, October 22, 2008, May 5, 2009, October 18, 2011, October 23, 2012, March 6, 2017, May 17, 2017, and May 8, 2018, in conformance with the Securities and Exchange Commission Regulation 270.17j-1, and I hereby acknowledge my duties as imposed by the aforesaid Code of Ethics.